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                                                                     EXHIBIT 2.2

                    AMENDMENT NO. 1 TO THE PURCHASE AGREEMENT

      THIS AMENDMENT NO. 1 TO THE PURCHASE AGREEMENT is made as of the 1st day of September, 2004 (this "Amendment") to the Purchase Agreement, dated as of July 28, 2004 (the "Purchase Agreement"), by and among Ameritech Corporation ("Ameritech"), Ameritech Publishing Inc., a Delaware corporation ("API", and together with Ameritech, "Sellers"), and R. H. Donnelley Corporation, a Delaware corporation ("Buyer"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

                                     RECITAL

      Sellers and Buyer desire to amend the Purchase Agreement in the manner described herein.

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Final Balance Sheet. Section 5.2 of the Purchase Agreement is hereby amended by adding the following as clause 5.2(e):

            "(e) Sellers shall deliver to Buyer no later than December 31, 2004 an audited combined consolidated balance sheet of the DonTech Business as of the close of business on the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet to be delivered to Buyer will be prepared from, and will be consistent with, the books and records of the Seller Entities which relate to the DonTech Business and will present fairly and accurately, in all material respects, the financial position of the DonTech Business on a combined consolidated basis as of the date indicated, in conformity with GAAP consistently applied (the "Accounting Principles") except as noted therein. Sellers shall engage Ernst & Young (the "Sellers Auditor") to conduct the audit with respect to the Closing Balance Sheet. Sellers shall deliver to Buyer the Closing Balance Sheet together with the opinion of the Sellers Auditor thereon stating that the audit has been conducted in accordance with the Accounting Principles except as noted therein. Upon Buyer's reasonable request, Sellers shall
      (i) provide Buyer or its representatives reasonable access to the work papers, schedules and other documents prepared by Sellers in connection with the preparation of the Closing Balance Sheet and (ii) use all commercially reasonable efforts to cause the Sellers Auditor to provide Buyer and its accounting firm with reasonable access the Sellers Auditor's work papers used in connection with its audit with respect to the Closing Balance Sheet. The Closing Balance Sheet shall in no event be deemed to be included in the definition of Financial Statements for purposes of Section
      3.6 of this Agreement. Buyer shall reimburse Sellers for all reasonable costs and expenses incurred by Sellers in connection with the fulfillment of their obligations under this clause (e). Notwithstanding anything to the contrary in Section 5.14 of this Agreement, Sellers may retain any financial books and records relating to the DonTech Business as reasonably required to fulfill their obligations under this clause (e); provided, that (A) Sellers shall provide Buyer or its representatives with reasonable access to such retained financial books and records and (B) on, or as reasonably practicable after, Sellers' delivery of the Closing Balance Sheet to Buyer, subject to Section 5.14 of this

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      Agreement, Sellers will transfer, or caused to be transferred, to Buyer all such retained financial books and records."

      2. Vendor Contracts. Section 5.3 of the Purchase Agreement is hereby amended by adding the following as clause 5.3(e):

            "(e) Notwithstanding anything to the contrary in (x) Section 5.3(b) or 5.3(c) of this Agreement or (y) any amendment to a Vendor Contract to which Buyer or any of its Affiliates is a party (each such Vendor Contract, as amended, an "Amended Vendor Contract"), in the event any Vendor under an Amended Vendor Contract ceases for any reason (other than a material breach by Buyer or any of its Affiliates of such Amended Vendor Contract) to provide Buyer or any of its Affiliates with the services or products provided under such Amended Vendor Contract prior to December 31, 2004, Sellers agree to provide such services and products, directly or indirectly, to Buyer or its Affiliates on terms and conditions substantially similar to those set forth in such Amended Vendor Contract, for the period from and including the date on which the Vendor ceases to provide such services or products until and including December 31, 2004."

      3. Intercompany Accounts. Section 5.16 of the Purchase Agreement is hereby amended to read in its entirety as follows:

            "SECTION 5.16 INTERCOMPANY ACCOUNTS.

            (a) All intercompany accounts, agreements or arrangements (other than the Ancillary Agreements and the existing billing and collection accounts, agreements and arrangements between the Companies, on the one hand, and the SBC Telcos, on the other, and the financial rights and obligations arising out of those accounts, agreements and arrangements) between any Seller Entity (other than APIL Partners) and any of the Companies shall be terminated as of the Closing without any settlement, offset or payment of any consideration and shall be deemed without further action to be fully discharged as of the Closing Date.

            (b) From and after the Closing, the SBC Telcos shall continue to bill and collect from customers of the Companies with respect to the amounts listed in Account Nos. 1101.410 and 1199.999 of APIL Partners' general ledger as of the Closing Date (the "Gross AR"), all in accordance with the billing and collection practices that the SBC Telcos currently utilize on behalf of the Companies and in accordance with the Transition Services Agreement. In addition, the SBC Telcos shall perform similar billing and collection services with respect to all new accounts receivable (collectively, with the Gross AR, the "Companies AR") generated by the Companies during the period from the Closing Date until 30 days after the date on which the SBC Telcos cease to provide billing and collection services under the Transition Services Agreement (the "Transition Period").

            (c) During the Transition Period, the SBC Telcos shall remit to SBC Directory Operations monthly any amounts purchased from the Companies AR in the

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      prior month net of the uncollectible settlement. SBC Directory Operations will remit all such amounts to Buyer in accordance with the Transition Services Agreement.

            (d) Within 30 days following the end of the Transition Period, except as otherwise provided in the Transition Services Agreement, the SBC Telcos shall transfer all Companies AR which remain outstanding to SBC Directory Operations (the "Outstanding AR"). SBC Directory Operations will promptly transfer the Outstanding AR to the Buyer. Within 30 days after such transfer the parties shall make a final settlement of all Companies AR by netting the final prior month's monthly remittance amount due to Buyer plus the holdback for the cumulative estimate for the uncollectible due to Buyer less the amount due from the Buyer for the Outstanding AR transferred to Buyer and due SBC. The net settlement amount, as determined to be owed to SBC or Buyer, shall then be paid within five business days.

            (e) Sellers agree that, as of the Closing, the Companies will own all of the accounts receivable, whether billed or unbilled, of the DonTech Business, whether or not such receivables are reflected in the financial statements of the DonTech Business, other than any such accounts receivable which have been transferred to the SBC Telcos in accordance with the billing and collection agreements and arrangements with the SBC Telcos that the Companies currently utilize. Payment for the final month's billing prior to close which is recorded as an accounts receivable on APIL Partners' balance sheet will be remitted to Buyer according to the Transition Services Agreement."

      4.    Agreed Upon Procedures.

            (a) Section 5.2(c) of the Purchase Agreement is hereby amended by replacing "30 days" with "45 days" in the sixth sentence thereof.

            (b) Schedule 5.2(c) of the Purchase Agreement is hereby amended and replaced in its entirety with Schedule 5.2(c) attached hereto.

      5. Company Disclosure Letter. Section 3.13 of the Company Disclosure Letter is hereby amended by replacing "Knowledge Solutions/SRI" under the caption "Usage Studies" with "Knowledge Networks/SRI".

      6. Ancillary Agreements. Any amendments to the form of each of the Ancillary Agreements (including any exhibits or schedules thereto) since the date of the Purchase Agreement have been mutually agreed upon by the parties hereto as evidenced by their execution and delivery by the applicable Seller Parties and Buyer Parties on the date hereof.

      7. No Other Amendments. Except as expressly amended hereby, the provisions of the Purchase Agreement are and shall remain in full force and effect.

      8. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of New York.

      9. Counterparts and Effectiveness. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall

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become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

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      IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the date first above written.

                                       AMERITECH CORPORATION

                                       By: /s/ James S. Kahan
                                         ---------------------------------------
                                       Name: James S. Kahan
                                       Title: Sr. Exec. VP-Corp. Dev.

                                       AMERITECH PUBLISHING, INC.

                                       By: /s/ Dennis Payne
                                         ---------------------------------------
                                       Name: Dennis Payne
                                       Title: President and CEO

                                       R. H. DONNELLEY CORPORATION

                                       By: /s/ Robert J. Bush
                                         ---------------------------------------
                                         Robert J. Bush
                                         Vice President, General Counsel
                                         and Corporate Secretary